PRESS RELEASE

                                        Contact:
                                        Daniel Drum, Investor Relations
                                        Seven Seas Petroleum Inc.
                                        713-622-8218
                                        www.sevenseaspetro.com

SEVEN SEAS PETROLEUM INC. LOGO

FOR IMMEDIATE RELEASE

                           SEVEN SEAS PROVIDES UPDATE


December 16, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced that the Company is in default under its 12-1/2% $110 Million Senior Subordinated Notes ("Senior Notes") due to a failure to make the $6,875,000 semiannual interest payment on November 15, 2002. The full principal plus accrued and unpaid interest will be due and payable immediately upon notice by the Trustee or holders of 25% of the Senior Notes.

     As previously announced, the Company is currently in default under its 12% Senior Secured $45 Million Notes ("$45 Million Notes") as a result of cross-default provisions in the governing documents relating to the Company's failure to meet the obligations owed to the Senior Notes. On December 13, 2002, Chesapeake Energy accelerated all amounts owing to Chesapeake Energy, including principal, accrued interest, fees, costs, and expenses, and as a result, such amounts are immediately due and payable. Additionally, under the terms of the $22.5 million CHK Note (one-half of the $45 Million Notes) the rate of interest has been increased from 12% to a default rate of 13%.

     Chesapeake, as collateral agent for the $45 Million Notes, has exercised its rights to exclusive control over Seven Seas' bank accounts, pursuant to deposit control agreements related to the Note Purchase and Loan Agreement dated July 9, 2001. Seven Seas cannot access its US bank accounts without prior approval from the collateral agent. Most of Seven Seas' operating cash is held in these accounts. Seven Seas has been advised by the collateral agent that the collateral agent currently intends to approve disbursements by the Company and its subsidiaries from these accounts as necessary to prudently operate the Guaduas Oil Field in the ordinary course of business.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.